UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

April 16, 2012

Date of Report

(Date of earliest event reported)

GENWORTH FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32195	33-1073076
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6620 West Broad Street, Richmond, VA		23230
(Address of principal executive offices)		(Zip Code)

(804) 281-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On April 16, 2012, Genworth Financial, Inc. (the “Company”) appointed Kelly L. Groh, age 44, as Vice President and Controller (Principal Accounting Officer) of the Company effective May 11, 2012. Ms. Groh will also serve as Senior Vice President of Financial Reporting and Operations for the Company’s headquarters.

Ms. Groh has been a corporate Vice President of the Company since October 2007 and has served in the Company’s Investment organization as Senior Vice President of Investment Portfolio Management since December 2010. From August 2008 through December 2010, she served as the Chief Financial Officer of the Company’s previous Retirement and Protection segment (now divided into two segments and part of the Company’s Insurance and Wealth Management Division). From July 2004 through August 2008, she served as Senior Vice President, Finance, in the Company’s headquarters, which role included responsibility for varying periods of time over the Financial Planning and Analysis and the Investor Relations functions. From March 1996 until the Company’s initial public offering in 2004, Ms. Groh served in various finance capacities for predecessor companies, including GE Financial Assurance Holdings, Inc. Ms. Groh was employed by Price Waterhouse, LLP (now PriceWaterhouseCoopers, LLP) from September 1990 to March 1996. Ms. Groh received a B.A. in Business Administration (Accounting) from the University of Washington and is a certified public accountant.

Ms. Groh will be eligible to participate in the Company’s executive compensation and benefit programs.

Amy R. Corbin, who has been serving as the Vice President and Controller (Principal Accounting Officer) of the Company, will cease to serve in such capacity effective May 11, 2012, when Ms. Groh assumes her position as the Company’s Vice President and Controller (Principal Accounting Officer). Ms. Corbin will continue to serve as the Senior Vice President and Chief Financial Officer for the Company’s Insurance and Wealth Management Division, as previously reported.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENWORTH FINANCIAL, INC.

Date: April 18, 2012	By:	/s/ Leon E. Roday
Leon E. Roday
Senior Vice President,
General Counsel and Secretary

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